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Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
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EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 13, 2010 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of June 30, 2010, of $37.9 million, a decrease of $12.3 million since March 31, 2010.  Net assets per share declined to $4.28 as of June 30, 2010 from $5.66 as of March 31, 2010.  Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Net assets	$37,888	$50,151	$50,901	$65,632	$72,997
Shares outstanding	8,862	8,862	8,862	8,862	8,862
Net assets per share	$4.28	$5.66	$5.74	$7.41	$8.24

Although the fair value of the Fund’s holdings in The Bradshaw Group, Inc., PalletOne, Inc., and certain warrant holdings in Trulite, Inc. increased during the second quarter 2010, the overall decline in net asset value resulted principally from the decrease in the fair values of the following portfolio holdings:

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1848 Capital Partners, LLC (“1848”).  The Fund wrote down the fair value of its loan to 1848 from $3.7 million to $1.3 million due to a decrease in results from operations and the value reflects the estimated net liquidation value of certain of 1848’s assets and holdings.

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ConGlobal Industries Holding, Inc. (“ConGlobal”).  The Fund wrote down the fair value of its holding in ConGlobal from $8.2 million to $7.3 million due to a decrease in trailing 12 month operating results.

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Equus Media Development Company, LLC (“EMDC”).  The Fund received a repayment of capital of $1 million from EMDC on June 24, 2010. The Fund also wrote down the fair value of its holding in EMDC from $4.0 million ($5 million in the prior quarter) to $1.7 million.  The value of individual properties held by EMDC, a wholly-owned subsidiary of the Fund, has been discounted to reflect the current status and holding period of these properties which, in some cases, exceeds three years.

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Infinia Corporation (“Infinia”).  The Fund wrote down the fair value of its holding in Infinia from $0.7 million to $0 due to decreased operating results and liquidity of the company which has not yet fully commercialized its stirling engine solar thermal power generator product.

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London Bridge Entertainment Partners Ltd. (“London Bridge”).  The Fund wrote down the fair value of its loan to London Bridge from $2.8 million to $0.3 million due to decreased operating results and working capital constraints.  The value reflects the estimated net liquidation value of certain of London Bridge’s assets.

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Riptide Entertainment, LLC (“Riptide”).  The Fund wrote down the fair value of its holdings in Riptide from $3.0 million to $0.2 million due to the underperformance of Riptide’s holdings in various entertainment properties, including its equity holding in London Bridge.

Other significant events for the quarter were as follows:

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Proxy Contest.  The Fund’s 2010 nominated slate of directors was contested, involving the Fund in a protracted proxy battle. The Fund incurred costs of approximately $0.9 million with respect to the contest.

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Board of Directors Changes.  On May 12, 2010, Equus shareholders elected four new members to the Fund’s board of directors, each of whom had no prior connection with the Fund.  These four new individuals have sound finance and investment management backgrounds, execution and management expertise, access to deal flow across diverse industries around the world, and strength in global capital markets.  Summary biographies of the Fund’s board of directors, including these newly elected directors, can be viewed at the Fund’s website at www.equuscap.com.

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Leadership Changes.  On June 8, 2010, the Fund announced the appointment of John A. Hardy as its Executive Chairman, Robert L. Knauss as Non-Executive Chairman, and Fraser Atkinson as Chairman of the Fund’s audit committee.  Mr. Hardy has had extensive experience in the insurance, finance and banking sectors, as well as international mergers and acquisitions.  Mr. Knauss has significant public company and corporate governance experience covering the past 20 years, and was also the former Dean of the University of Houston and Vanderbilt law schools.  Mr. Atkinson was a partner at KPMG, LLP for over 14 years, having left the firm in 2002 and was involved in both the technology and corporate finance sectors. Throughout his career he advised companies on over 300 financings.

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Collection from Trulite.  On June 30, 2010, the Fund announced that it had received $2.6 million in cash from Trulite, Inc. (“Trulite”) as full payment of principal interest and collection costs owed pursuant to a promissory note issued by Trulite to the Fund in the principal amount of $2.3 million.  The Fund retains certain warrants to acquire shares of Trulite stock that it received in connection with its initial investment in Trulite.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.